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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


TKT RECEIVES FDA COMPLETE REVIEW LETTER ON REPLAGAL-TM-


CAMBRIDGE, MA, JANUARY 3, 2001 --- Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced that it has received a complete review letter from the U.S. Food and Drug Administration (FDA) concerning its Biologics License Application (BLA) for Replagal-TM- (agalsidase alfa), an investigational enzyme replacement therapy for the treatment of Fabry disease. In the letter, the FDA has asked for further explanation in several areas and requested additional data. TKT has initiated the collection of these data, but until there is an opportunity for further discussion with the FDA, TKT cannot make projections about the timing of future FDA decisions concerning the approval of Replagal.

"While we are disappointed that the FDA did not approve Replagal at this time, we are working diligently to respond quickly to their requests for additional data," stated Richard F Selden, M.D., Ph.D., President and Chief Executive Officer of TKT. "We believe Replagal is the best hope for patients suffering from this life-threatening disease, and we remain firmly committed to bringing a safe and effective therapy to market for the thousands of patients affected by Fabry disease. We will continue to do everything we can to make this therapy available as soon as possible and we look forward to working with the FDA towards attaining this goal."

The BLA submission was based on data generated from two independent pivotal studies, conducted at the National Institutes of Health (NIH) and Royal Free Hospital in the United Kingdom, as well as long-term data from an additional six months of treatment from an open-label maintenance study at the NIH. Data from the pivotal NIH study were presented at the 50th Annual Meeting of the American Society of Human Genetics in October 2000. Data generated from the United Kingdom study will be presented at an upcoming medical meeting.

About Fabry Disease

Fabry disease is an inherited rare genetic disorder caused by deficient activity of the lysosomal enzyme alpha-galactosidase A. In patients with Fabry disease, globotriaosylceramide (Gb3) accumulates in various organs and tissues of the body due to the deficiency of alpha-galactosidase A. As a result, the deposits of this material can result in extreme pain, severe kidney damage, cardiovascular disease, and stroke. Due to its rarity and vast array of symptoms, diagnosis is often difficult and affected individuals have a significantly reduced quality of life and a greatly shortened life expectancy. TKT estimates that approximately 5,000 patients worldwide are affected by Fabry disease.

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About TKT

Transkaryotic Therapies, Inc. (TKT) is a biopharmaceutical company dedicated to the development and commercialization of products based on its three proprietary development platforms: Gene-Activated-Registered Trademark- proteins, Niche Protein-TM- products, and Gene Therapy. The Company's gene activation technology is a proprietary approach to the large-scale production of therapeutic proteins, which does not require the cloning of genes and their subsequent insertion into non-human cell lines. TKT's Niche Protein product platform is based on protein replacement for the treatment of rare genetic diseases, a group of disorders characterized by the absence of certain metabolic enzymes. The Company's Gene Therapy technology, known as Transkaryotic Therapy-TM-, is focused on the commercialization of non-viral, ex vivo gene therapy products for the long-term treatment of chronic protein deficiency states.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Certain Factors That May Affect Future Results" in TKT's Annual Report on Form 10-K for the year ended December 31, 1999 and updated in TKT's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, which are both on file with the Securities and Exchange Commission and incorporated herein by reference. These important factors include risks as to whether TKT's products, such as Replagal, will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, and whether TKT's products, such as Replagal, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and, if such products receive approval, whether they will be successfully marketed; the results of any patent litigation in which TKT is involved or may become involved; competition; and TKT's dependence on collaborators.

Gene-Activated-Registered Trademark- is a registered trademark and Niche Protein-TM-, Replagal-TM-, TKT-TM-, and Transkaryotic Therapy-TM- are trademarks of Transkaryotic Therapies, Inc.

Please visit our web site at www.tktx.com for additional information about Transkaryotic Therapies, Inc.

CONTACT:
Justine E. Koenigsberg
Manager, Corporate Communications
(617) 349-0271

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